Exhibit 99.1

Pitney Bowes Announces Fourth Quarter and Annual Results for 2008

STAMFORD, Conn.--(BUSINESS WIRE)--February 5, 2009--Pitney Bowes Inc. (NYSE:PBI) today reported 2008 fourth quarter and annual financial results.

Adjusted earnings per diluted share for the fourth quarter increased 8 percent to $.77 from $.72 for the prior year. Adjusted earnings per diluted share for the year increased 2 percent to $2.78 from $2.72 for the prior year, and was within the company’s annual guidance of $2.75 to $2.82. Adjusted earnings per diluted share for the quarter and the year excludes pre-tax charges related to restructuring initiatives; impairments of certain intangible assets; and tax adjustments related primarily to deferred tax assets associated with certain U.S. leasing transactions. Adjusted earnings per diluted share also exclude losses from discontinued operations for the quarter and for the year.

On a Generally Accepted Accounting Principles (GAAP) basis, the company reported earnings per diluted share of $.36 for the fourth quarter, compared with a loss of $.27 per diluted share for the prior year. Earnings per diluted share for the year on a GAAP basis increased 21 percent to $2.00 from $1.66 for the prior year.

The company’s adjusted income from continuing operations was $160 million for the quarter and $583 million for the year. On a GAAP basis, the company reported net income for the quarter of $74 million and $420 million for the year.

Revenue for the quarter was $1.6 billion, a decline of 7 percent compared with the prior year driven primarily by currency. On a constant currency basis revenue declined less than 2 percent. For the full-year, currency had a nominal impact on revenue which increased 2 percent to $6.3 billion, and was within the company’s guidance range of 2 to 4 percent.

The company’s results for the quarter and the year are further summarized in the table below:

	Fourth Quarter*	Full Year 2008
Adjusted EPS	$0.77	$2.78
Restructuring & Asset Impairments	($0.40)	($0.69)
Tax Adjustments	$0.07	$0.04
GAAP EPS from Continuing Operations	$0.45	$2.13
Discontinued Operations	($0.09)	($0.13)
GAAP EPS	$0.36	$2.00

*The sum of the earnings per share does not equal the totals above due to rounding.

Free cash flow was $235 million for the quarter and $888 million for the year. This compares with the company’s guidance that free cash flow would be in excess of $800 million for the year.

On a GAAP basis, the company generated $249 million in cash from operations for the quarter and $990 million for the year.

During the quarter, the company used $72 million of cash for dividends and did not repurchase any of its shares. For the year, the company returned $292 million to shareholders through dividends and repurchased $333 million of its shares. The company still has $73 million of authorization remaining for future share repurchases.

Commenting on the quarter and the year, Chairman, President and CEO Murray D. Martin noted, “I am very pleased with the way our company performed during one of the most turbulent economic environments in recent history. On a full-year basis we generated robust cash flow, increased revenue, and grew adjusted EPS in line with current guidance. We believe these results were even more notable given the impact of currency. Significant currency fluctuation, particularly the strengthening of the U.S. dollar, reduced our earnings per share by five cents for the year, when compared with the original guidance we provided at the beginning of 2008.

“Our results highlight the resiliency of our business model, our disciplined focus on cash generation, and the execution of our restructuring initiatives. In late 2007, we initiated aggressive actions that we continued throughout 2008 to reduce our cost structure, streamline our operations and enhance our customer experience. The results of these actions can be seen in improving gross margins across nearly all our revenue streams, as well as improving EBIT margins in many of our business segments. Our enhanced actions in the fourth quarter 2008 will strengthen our ability to manage through the uncertainties and maximize the benefits of future economic recovery.

“In addition, we also took steps to further improve our capital position and increase our liquidity during these uncertain times. During the fourth quarter, we reduced our debt by $220 million, providing additional capital capacity. Throughout the year we maintained a strong investment grade credit rating for our debt and as a result, we continued to have unencumbered access to the commercial paper market.

“We will continue to invest in developing new products and services, enhancing our customer experience, and improving our business processes with the expectation that our business model will continue to generate substantial free cash flow in 2009. For the 27th consecutive year, our Board of Directors approved an increase in the quarterly dividend. The dividend for the first quarter will increase 3 percent to $.36 per common share.”

Business Segment Results

Mailstream Solutions earnings before interest and taxes (EBIT) declined 3 percent to $317 million while revenue decreased 9 percent to $1.1 billion, when compared with the prior year.

Within Mailstream Solutions:

U.S. Mailing EBIT as a percentage of revenue improved to 41.2 percent from 40.4 percent, because of the ongoing actions the company has taken to reduce costs and streamline operations. EBIT declined one percent to $228 million as a result of the decline in revenue of 3 percent to $554 million. U.S. Mailing had a 6 percent increase in equipment sales revenue, versus the prior year, as it started to benefit from the anticipated higher number of customers with leases becoming available for renewal and upgrade. This growth was offset by lower financing revenue, meter rentals, and supplies sales resulting from lower equipment sales over the last year as well as the slowing economy.

International Mailing EBIT as a percentage of revenue improved to 16.8 percent from 15.0 percent, because of actions taken over the past two years to reduce costs through the outsourcing of manufacturing and the consolidation of back office operations. EBIT declined only 8 percent to $42 million on a currency-driven revenue decline of 18 percent to $252 million. Unfavorable currency translation caused 15 percentage points of the revenue decline for the quarter. Acquisitions added about one percent to revenue growth. On a local currency basis, there was positive revenue growth in Latin America, France, and Germany. Worsening economic conditions resulted in a decline in revenue in the UK, Canada and Asia Pacific.

Worldwide Production Mail EBIT as a percentage of revenue improved to 19.4 percent from 16.3 percent, because of ongoing actions to reduce administrative costs and improve gross margins. These actions were part of the company’s aggressive restructuring initiatives implemented in anticipation of a slowing capital investment environment. EBIT increased 8 percent to $34 million while revenue declined 10 percent to $177 million, of which 6 percentage points pertained to unfavorable currency translation. The company continued to see strong demand in the UK, France and Canada for its high-speed, intelligent inserting systems. Sales in the U.S., other parts of Europe and Latin America slowed as large enterprises curtailed their big-ticket capital expenditures due to ongoing credit constraints and global economic uncertainty.

Software EBIT as a percentage of revenue declined to 11.9 percent from 17.2 percent, primarily because of lower revenue, product mix and the planned investments in the expansion of the distribution channel and globalization of the company’s research and development infrastructure. EBIT declined 38 percent to $12 million and revenue declined 11 percent to $104 million. Unfavorable currency translation caused 9 percentage points of the revenue decline and acquisitions added about 5 percentage points to revenue growth for the quarter. Consistent with the behavior noted in other businesses, there were fewer large-ticket licensing deals than the prior year as customers assessed the overall business environment.

Mailstream Services reported a decline in EBIT of 5 percent to $40 million and a decline in revenue of 2 percent to $466 million, when compared with the prior year.

Within Mailstream Services:

Management Services EBIT as a percentage of revenue declined to 6.1 percent from 7.2 percent, primarily because of the decline in revenue during the quarter. In the U.S., despite declining transaction volumes, EBIT as a percentage of revenue improved by 70 basis points to more than 12 percent. This was a result of reducing the fixed cost structure of the business. For Management Services businesses outside the U.S., lower print and transaction volumes, particularly in the UK and Germany, resulted in a decline in EBIT. In aggregate EBIT for the segment declined 22 percent to $17 million and revenue declined 9 percent to $281 million. Unfavorable currency translation caused about 4 percentage points of the revenue decline for the quarter.

Mail Services EBIT increased 6 percent to $19 million and revenue increased 19 percent to $142 million. Unfavorable currency translation reduced revenue growth by about 1 percentage point, while acquisitions added about 14 percentage points to growth for the quarter. Solid growth in the volume of mail processed contributed to underlying revenue growth. EBIT as a percentage of revenue declined to 13.4 percent from 15.0 percent. As has been the case in past expansion periods, the benefits from operating leverage were temporarily offset by the integration costs associated with acquisitions in the U.S. and UK earlier in 2008. Excluding these sites, EBIT margin would have improved 80 basis points to 15.8 percent. The company expects positive EBIT margin contributions from the acquired sites in 2009 as they become fully integrated.

Marketing Services EBIT as a percentage of revenue improved to 9.9 percent from 5.2 percent, because of the strong performance of the postal change of address marketing program. EBIT as a percentage of revenue also benefited from cost reduction initiatives and the exit from the company’s motor vehicle registration services program. EBIT increased 73 percent to $4 million while revenue declined 8 percent to $43 million.

2009 Guidance

The company’s recurring revenue model, as well as the actions the company has taken to significantly reduce costs and streamline its operations, help mitigate, but do not eliminate the effects of prolonged global economic weakness and unanticipated currency fluctuations. Two external factors in particular, the strengthening of the U.S. dollar and the Japanese yen last year and the significant increase in pension costs related to recent changes in financial markets and interest rates, will impact 2009 reported results.

Given the uncertainty and volatility that characterizes today’s markets, the company is providing a wider range of guidance than it has historically. The guidance presumes no significant changes in foreign currency exchange rates or interest rates from their current levels.

On a constant currency basis, the company expects 2009 revenue in the range of 1 percent growth to a decline of 2 percent. On a reported basis, the company expects revenue in the range of a decline of 4 percent to 7 percent, which includes an estimated negative 5 percent impact from currency when compared with 2008.

The company expects adjusted earnings per diluted share from continuing operations for the year will be in the range of $2.55 to $2.75. Adjusted EPS would grow in the mid-single digit range compared with 2008, excluding an estimated negative impact of $.30 to $.35 per diluted share from currency and incremental pension expense.

On a GAAP basis, the company expects earnings per diluted share from continuing operations for the year will be in the range of $2.49 to $2.69. GAAP earnings per diluted share from continuing operations will include approximately 6 cents per share related to a non-cash tax charge associated with out-of-the-money stock options that expire principally in the first quarter of 2009.

The company also expects to generate free cash flow in a range of $700 million to $800 million for the year.

Mr. Martin concluded, “While no one can predict with any certainty what the future will bear and when the economy will improve, our business model and the actions we have taken position us well to weather these uncertain times and, as conditions improve, to continue to lever our actions for strong profitable growth.”

Management of Pitney Bowes will discuss the company’s results in a broadcast over the Internet today at 5:00 p.m. EST. Instructions for listening to the earnings results via the Web are available on the Investor Relations page of the company’s web site at www.pb.com/investorrelations.

Pitney Bowes is a $6.3 billion global leader whose products, services and solutions deliver value within the mailstream and beyond. For more information visit www.pitneybowes.com.

Pitney Bowes has presented in this earnings release diluted earnings per share on an adjusted basis. Also, management has included a presentation of free cash flow on an adjusted basis, adjusted income from continuing operations, and earnings before interest and taxes (EBIT). Management believes this presentation provides a reasonable basis on which to present the adjusted financial information, and is provided to assist in investors' understanding of the company's results of operations. The company's financial results are reported in accordance with generally accepted accounting principles (GAAP). However, earnings per share, income from continuing operations, and free cash flow results are adjusted to exclude the impact of special items such as transition initiatives, restructuring charges, accounting adjustments and write downs of assets, which materially impact the comparability of the company's results of operations. Although these charges represent actual expenses to the company, these charges might mask the periodic income and financial and operating trends associated with our business.

The use of free cash flow has limitations. GAAP cash flow has the advantage of including all cash available to the company after actual expenditures for all purposes. Free cash flow permits a shareholder insight into the amount of cash that management could have available for discretionary uses if it made different decisions about employing its cash. It adjusts for long-term commitments such as capital expenditures, as well as special items like cash used for restructuring charges, unusual tax payments and contributions to its pension funds. Of course, these items use cash that is not otherwise available to the company and are important expenditures. Management compensates for these limitations by using a combination of GAAP cash flow and free cash flow in doing its planning.

The adjusted financial information and certain financial measures such as EBIT are intended to be more indicative of the ongoing operations and economic results of the company. EBIT excludes interest payments and taxes, both cash expenses to the company, and as a result, has the effect of showing a greater amount of earnings than net income. The company uses EBIT, in addition to net income and income from continuing operations, for purposes of measuring the performance of its management team. The interest rates and tax rates applicable to the company generally are outside the control of management, and it can be useful to judge performance independent of those variables.

The adjusted financial information should be viewed as a supplement to, rather than a replacement for, the financial results reported in accordance with GAAP. Further, our definition of this adjusted financial information may differ from similarly titled measures used by other companies.

Pitney Bowes has provided in supplemental schedules attached for reference adjusted financial information and a quantitative reconciliation of the differences between the adjusted financial measures with the financial measures calculated and presented in accordance with GAAP, except with respect to our guidance because it would not be meaningful. Additional reconciliation of adjusted financial measures to financial measures calculated and presented in accordance with GAAP may be found at the company's web site www.pb.com/investorrelations in the Investor Relations section.

The information contained in this document is as of December 31, 2008. Results are preliminary and unaudited. This document contains “forward-looking statements” about our expected future business and financial performance. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Words such as “estimate,” “project,” “plan,” “believe,” "expect," "anticipate," “intend,” and similar expressions may identify forward-looking statements. For us forward-looking statements include, but are not limited to, statements about possible restructuring charges and our future guidance, including our expected revenue, and our expected diluted earnings per share for the full year 2009. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: the uncertain economic environment, including adverse impacts on customer demand, timely development and acceptance of new products or gaining product approval; successful entry into new markets; changes in interest rates; changes in foreign currency exchange rates; changes in tax rates; and changes in postal regulations, as more fully outlined in the company's 2007 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. In addition, the forward-looking statements are subject to change based on the timing and specific terms of any announced acquisitions or dispositions.

Note: Consolidated statements of income; revenue and EBIT by business segment; and reconciliation of GAAP to non-GAAP measures for the three months and year ended December 31, 2008 and 2007, and consolidated balance sheets at December 31, 2008 and September 30, 2008 are attached.

Pitney Bowes Inc.
Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Revenue:
Equipment sales	$341,175	$373,670	$1,252,058	$1,335,538
Supplies	86,664	101,281	392,414	393,478
Software	109,679	122,440	424,296	346,020
Rentals	174,502	186,697	728,160	739,130
Financing	180,877	203,463	772,711	790,121
Support services	188,428	196,318	768,424	760,915
Business services	471,264	480,378	1,924,242	1,764,593

Total revenue	1,552,589	1,664,247	6,262,305	6,129,795

Costs and expenses:
Cost of equipment sales	178,442	215,027	663,430	696,900
Cost of supplies	23,197	28,793	103,870	106,702
Cost of software	21,250	27,724	101,357	82,097
Cost of rentals	39,604	42,879	153,831	171,191
Cost of support services	104,238	112,492	447,745	433,324
Cost of business services	369,849	371,894	1,508,098	1,380,541
Selling, general and administrative	475,375	513,871	1,948,473	1,907,160
Research and development	49,444	47,301	205,620	185,665
Restructuring charges and asset impairments	115,117	259,713	200,254	264,013
Interest, net	48,986	62,217	216,450	241,871
Other income	-	-	-	(380)

Total costs and expenses	1,425,502	1,681,911	5,549,128	5,469,084

Income (loss) from continuing operations before income taxes and minority interest
	127,087	(17,664)	713,177	660,711

Provision for income taxes	29,540	45,656	244,929	280,222
Minority interest (preferred stock dividends of subsidiaries)
	4,621	4,838	20,755	19,242

Income (loss) from continuing operations	92,926	(68,158)	447,493	361,247
(Loss) income from discontinued operations, net of tax
	(18,974)	10,229	(27,700)	5,534

Net income (loss)	$73,952	$(57,929)	$419,793	$366,781

Basic earnings per share of common stock:
Continuing operations	0.45	$(0.32)	$2.15	$1.65
Discontinued operations	(0.09)	0.05	(0.13)	0.03

Net income (loss)	$0.36	$(0.27)	$2.01	$1.68

Diluted earnings per share of common stock:
Continuing operations	$0.45	$(0.31)	$2.13	$1.63
Discontinued operations	(0.09)	0.05	(0.13)	0.03

Net income (loss)	$0.36	$(0.27)	$2.00	$1.66

Average common and potential common shares outstanding
	206,933,281	218,219,350	209,699,471	221,219,746

Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.

Pitney Bowes Inc.
Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands, except per share data)

Assets		12/31/08	09/30/08
Current assets:
Cash and cash equivalents		$376,671	$458,786
Short-term investments		21,551	22,597
Accounts receivable, less allowances:
12/08 $ 45,264	09/08 $47,871	819,667	829,963
Finance receivables, less allowances:
12/08 $ 45,932	09/08 $ 42,227	1,455,746	1,450,981
Inventories		161,321	204,606
Current income taxes		79,909	76,633
Other current assets and prepayments		202,151	256,346

	Total current assets	3,117,016	3,299,912

Property, plant and equipment, net		574,260	591,940
Rental property and equipment, net		397,949	407,220
Long-term finance receivables, less allowances:
12/08 $ 25,858	09/08 $ 26,189	1,419,964	1,459,957
Investment in leveraged leases		201,921	237,417
Goodwill		2,251,830	2,311,588
Intangible assets, net		375,822	411,086
Non-current income taxes		64,387	43,580
Other assets		423,595	611,678

Total assets		$8,826,744	$9,374,378

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities		$1,922,399	$1,876,174
Current income taxes		103,663	159,939
Notes payable and current portion of long-term obligations		770,501	985,196
Advance billings		505,644	547,401

	Total current liabilities	3,302,207	3,568,710

Deferred taxes on income		278,351	453,640
FIN 48 uncertainties and other income tax liabilities		295,803	303,881
Long-term debt		3,940,775	3,872,580
Other non-current liabilities		823,322	408,823

	Total liabilities	8,640,458	8,607,634

Preferred stockholders' equity in subsidiaries		374,165	374,165

Stockholders' equity:
Cumulative preferred stock, $50 par value, 4% convertible		7	7
Cumulative preference stock, no par value, $2.12 convertible		976	977
Common stock, $1 par value		323,338	323,338
Capital in excess of par value		259,306	253,993
Retained earnings		4,278,804	4,277,016
Accumulated other comprehensive loss		(596,341)	(7,112)
Treasury stock, at cost		(4,453,969)	(4,455,640)

	Total stockholders' equity	(187,879)	392,579

Total liabilities and stockholders' equity		$8,826,744	$9,374,378

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
December 31, 2008
(Unaudited)

(Dollars in thousands)
			%
	2008	2007	Change
Fourth Quarter

Revenue

U.S. Mailing	$554,062	$570,231	(3%)
International Mailing	251,507	305,472	(18%)
Production Mail	176,897	196,306	(10%)
Software	103,680	116,550	(11%)
Mailstream Solutions	1,086,146	1,188,559	(9%)

Management Services	281,092	308,889	(9%)
Mail Services	141,901	119,511	19%
Marketing Services	43,450	47,288	(8%)
Mailstream Services	466,443	475,688	(2%)

Total Revenue	$1,552,589	$1,664,247	(7%)

EBIT (1)

U.S. Mailing	$228,335	$230,458	(1%)
International Mailing	42,147	45,946	(8%)
Production Mail	34,398	31,902	8%
Software	12,373	19,998	(38%)
Mailstream Solutions	317,253	328,304	(3%)

Management Services	17,242	22,122	(22%)
Mail Services	18,964	17,944	6%
Marketing Services	4,285	2,481	73%
Mailstream Services	40,491	42,547	(5%)

Total EBIT	$357,744	$370,851	(4%)

Unallocated amounts:
Interest, net	(48,986)	(62,217)
Corporate expense	(60,842)	(63,629)
Restructuring charges and asset impairments
	(115,117)	(259,713)
Other items	(5,712)	(2,956)
Income before income taxes	$127,087	$(17,664)	-

(1)	Earnings before interest and taxes (EBIT) excludes general corporate expenses and restructuring charges and asset impairments.

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
December 31, 2008
(Unaudited)

(Dollars in thousands)
			%
	2008	2007	Change
Year To Date

Revenue

U.S. Mailing	$2,206,856	$2,364,061	(7%)
International Mailing	1,133,652	1,069,713	6%
Production Mail	616,255	622,699	(1%)
Software	399,814	326,359	23%
Mailstream Solutions	4,356,577	4,382,832	(1%)

Management Services	1,172,170	1,134,767	3%
Mail Services	541,776	441,353	23%
Marketing Services	191,782	170,843	12%
Mailstream Services	1,905,728	1,746,963	9%

Total Revenue	$6,262,305	$6,129,795	2%

EBIT (1)

U.S. Mailing	$895,957	$964,666	(7%)
International Mailing	184,667	162,257	14%
Production Mail	81,514	74,364	10%
Software	28,335	37,031	(23%)
Mailstream Solutions	1,190,473	1,238,318	(4%)

Management Services	70,173	76,051	(8%)
Mail Services	68,800	56,416	22%
Marketing Services	15,690	8,930	76%
Mailstream Services	154,663	141,397	9%

Total EBIT	$1,345,136	$1,379,715	(3%)

Unallocated amounts:
Interest, net	(216,450)	(241,871)
Corporate expense	(209,543)	(210,544)
Restructuring charges and asset impairments
	(200,254)	(264,013)
Other items	(5,712)	(2,576)

Income before income taxes	$713,177	$660,711	8%

(1)	Earnings before interest and taxes (EBIT) excludes general corporate expenses and restructuring charges and asset impairments.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited)

(Dollars in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007

GAAP income (loss) from continuing operations
after income taxes, as reported	$92,926	$(68,158)	$447,493	$361,247
Restructuring charges and asset impairments	82,347	190,156	144,210	192,628
Tax adjustment	(15,272)	32,461	(8,792)	36,063
MapInfo purchase accounting	-	2,094	322	11,171
Other items, net	-	233	-	4
Income from continuing operations
after income taxes, as adjusted	$160,001	$156,786	$583,233	$601,113

GAAP diluted earnings per share from
continuing operations, as reported	$0.45	$(0.31)	$2.13	$1.63
Restructuring charges and asset impairments	0.40	0.87	0.69	0.87
Tax adjustment	(0.07)	0.15	(0.04)	0.16
MapInfo purchase accounting	-	0.01	0.00	0.05
Other items, net	-	0.00	-	0.00
Diluted earnings per share from continuing
operations, as adjusted	$0.77	$0.72	$2.78	$2.72

GAAP net cash provided by operating activities, as reported
	$248,735	$363,700	$990,437	$1,060,465
Capital expenditures	(67,330)	(62,643)	(237,308)	(264,656)
Proceeds from sale of training facility	-	29,608	-	29,608
Restructuring payments and discontinued operations	36,822	7,300	103,273	35,831
Loss on redemption of preferred stock issued by a subsidiary
	-	-	(1,777)	-
Reserve account deposits	16,742	36,160	33,359	62,666

Free cash flow, as adjusted	$234,969	$374,125	$887,984	$923,914

Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.

CONTACT:
Pitney Bowes Inc.
Editorial:
Sheryl Y. Battles, 203-351-6808
VP, Corp. Communications
or
Financial:
Charles F. McBride, 203-351-6349
VP, Investor Relations
www.pitneybowes.com